Exhibit 99.1

Press Release

MEDIA CONTACT:	Ted Detrick, Investor Relations
Edwin.detrick@cigna.com
215-761-1414

or

Gloria Barone
Gloria.barone@cigna.com
215.761.4758

CIGNA Names Ralph J. Nicoletti as Chief Financial Officer

PHILADELPHIA and BLOOMFIELD, Conn. – May 31,  2011 – CIGNA (NYSE:CI) today announced the appointment of Ralph J. Nicoletti, as Executive Vice President and Chief Financial Officer.  Nicoletti will begin his employment at CIGNA on June 20, 2011.

Ralph Nicoletti assumes executive leadership responsibility for all of CIGNA's financial operations and functions, as well as for CIGNA's investment management and strategic planning units.  He will be based in Bloomfield, Connecticut.

Nicoletti brings decades of experience and success driving growth and realizing efficiencies in industries focused on meeting and exceeding customer needs.  Most recently, he served as executive vice president and chief financial officer of Alberto-Culver, Inc. in Chicago, a major manufacturer and marketer of personal care and household brands recently acquired by Unilever Group.

“Ralph is an experienced global leader with the skills, strategic vision and passion to deliver strong results for our customers and shareholders,” said President and Chief Executive Officer, David M. Cordani. “He is ideally suited to enable the execution of our growth strategy to best serve our customers and shareholders.”

Nicoletti began his career in 1979 with General Foods, which was acquired by Altria Corp. and later combined with Kraft Foods Inc., where he held a number of accounting, finance, and auditing roles of increasing responsibility, attaining the position of senior vice president, corporate audit in March 2006.  In February 2007, he became senior vice president and chief financial officer of Alberto-Culver, Inc. and then was promoted to executive vice president in August 2009.  Nicoletti holds a bachelor’s degree and MBA from Pace University.

Nicoletti will succeed Thomas A. McCarthy, who was named Acting Chief Financial Officer in September 2010.   McCarthy will assume the position of Vice President of Finance. Cordani said, “We were fortunate to have someone with Tom’s institutional knowledge and experience seamlessly lead the financial operations during this interim period. I thank Tom for being a strong strategic advisor among the executive leadership team and allowing us to effectively execute on our growth strategy.”

About CIGNA
CIGNA (NYSE: CI) is a global health service company dedicated to helping people improve their health, well-being and sense of security. CIGNA Corporation's operating subsidiaries in the United States provide an integrated suite of health services, such as medical, dental, behavioral health, pharmacy and vision care benefits, as well as group life, accident and disability insurance. CIGNA offers products and services in 29 countries and jurisdictions and has approximately 65 million customer relationships throughout the world. All products and services are provided exclusively by such operating subsidiaries and not by CIGNA Corporation. Such operating subsidiaries include Life Insurance Company of North America, CIGNA Life Insurance Company of New York, and Connecticut General Life Insurance Company. To learn more about CIGNA, visit www.cigna.com. To sign up for email alerts or an RSS feed of company news, log on to http://newsroom.cigna.com/rss. Also, follow us on Twitter at @cigna, visit CIGNA’s YouTube channel at http://www.youtube.com/cigna and listen to CIGNA's podcast series with healthy tips and information at http://www.cigna.com/podcasts or by searching "CIGNA" in iTunes.
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